Exhibit 99.1

   Contact:       Daniel Jarvis
                  Ford Credit
                  313-594-2527
                  djarvis1@ford.com

   IMMEDIATE RELEASE

   FORD CREDIT EARNS $376 MILLION IN THE THIRD QUARTER

   DEARBORN, Mich., October 17, 2001 - Ford Credit earned $376 million in the third quarter of 2001, with earnings for the first nine months of 2001 totaling $1.14 billion.

   Excluding adjustments related to SFAS 133 (Accounting for Derivative Instruments and Hedging Activities), Ford Credit earned $389 million, up 1 percent from third quarter 2000 earnings of $386 million.

   The $3 million earnings increase (excluding SFAS 133) reflects primarily higher investment and other income related to securitization, offset by higher provisions for credit losses. Compared with the same period a year ago, gains-on-sale of receivables are higher, reflecting Ford Credit's increased use of securitization as a cost-effective source of funds coupled with a falling rate environment. The increase in the provision for credit losses reflects weakening economic conditions.

   After-tax return on average equity was 12.1 percent in the third quarter of 2001, compared with 12.9 percent in the same period a year earlier. Excluding SFAS 133, earnings for the first nine months of 2001 totaled $1.19 billion, up 6 percent from the first nine months of 2000.

   "Our results reflect our steadfast commitment to provide best-in-class service to consumers and to our dealer-partners and our actions to be prepared for challenging times," said Ford Credit Chairman and CEO, Donald A. Winkler.

   Ford Credit's total net finance receivables at September 30, 2001 were $150 billion, compared with $157 billion in the same period of the previous year, reflecting higher securitization activity. Managed assets were $202 billion, compared with $180 billion at September 30, 2000.

   Ford Credit is a wholly owned subsidiary of Ford Motor Company and is the world's largest automotive finance company. Now in its 42nd year, Ford Credit provides vehicle financing in 40 countries to more than 10 million customers and more than 12,500 automotive dealers. More information about Ford Credit can be found on the World Wide Web at www.fordcredit.com.
                                      # # #

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                                        Ford Motor Credit Company and Consolidated Subsidiaries

                                                         OPERATING HIGHLIGHTS

                                                                                              Third Quarter
                                                                                ----------------------------------
                                                                                      2001                2000
                                                                                ---------------    ----------------
Income (in Millions)
------
     Income Before Income Taxes                                                 $      598.3       $       634.3
     Net Income                                                                        375.6               385.5

     Memo:  Depreciation Expense                                                $    2,219.4       $     1,982.5

Market Share
     Ford Retail & Lease       United States                                            52.0%               55.8 %
                               Europe                                                   38.9                32.0

     Ford Wholesale            United States                                            84.7 %              80.8 %
                               Europe                                                   97.4                98.6

Contract Volume - New and Used Retail/Lease (in Thousands)
---------------
     United States                                                                       983                952
     Europe                                                                              251                206
     Other International                                                                 178                179
                                                                                         ---                ---
         Total Contract Volume                                                         1,412              1,337
                                                                                       =====              =====

Assets (in Millions)
------
     Net Finance Receivables                                                    $   109,754.0      $   118,929.1
     Net Investment in Operating Leases                                              40,273.6           38,442.4
                                                                                -------------      -------------
         Total Net Finance Receivables                                          $   150,027.6      $   157,371.5
     Other Assets                                                                    24,290.0           12,522.8
                                                                                -------------      -------------
         Total Assets                                                           $   174,317.6      $   169,894.3
                                                                                =============      =============
Memo: Managed Receivables                                                       $   201,844.6        $ 179,879.5

Liabilities and Stockholder's Equity (in Millions)
------------------------------------
     Liabilities
         Debt - Payable within one year                                         $    50,070.0      $    59,820.0
         Debt - Payable after one year                                               96,284.3           82,075.6
                                                                                -------------      -------------
              Total Debt                                                        $   146,354.3      $   141,895.6
         Other Liabilities                                                           15,600.0           15,613.5
                                                                                -------------      -------------
              Total Liabilities                                                 $   161,954.3      $   157,509.1

     Minority Interests in Net Assets of Subsidiaries                                    17.1              401.1
     Stockholder's Equity                                                            12,346.2           11,984.1
                                                                                -------------      -------------
                  Total Liabilities and Stockholder's Equity                      $ 174,317.6        $ 169,894.3
                                                                                =============       ============

Selected Financial Metrics Excluding SFAS 133
     Income Before Income Taxes (in Millions)                                   $        618.6
     Net Income (in Millions)                                                            388.5
     Leverage                                                                            11.0:1
     Stockholder's Equity (in Millions)                                         $     12,961.7


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